Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential. The omitted information is marked with “[*]”.

White River Energy Corp (OTCQB: WTRV)

609 W/ Dickson St., Suite 102 G
Fayetteville, AR, 72701

November 22, 2023

VIA EMAIL:

White River Energy Corp

Attention:

-	Randy May, Chairman & CEO
-	Jay Puchir, CFO

[*]

Re: Joint Venture Letter Agreement

This letter agreement (the “Letter Agreement”) confirms the understanding of White River Energy Corp (“WR”), a Nevada corporation, and [*] (“[*]”), and proxy for [*], regarding a proposed joint venture opportunity (the “JV”).

1.	The parties agree that [*] shall sell and convey ($500,000,000) of [*]’s tax credits (“Credits”) to WR via certificates and such other legal documents reasonably requested by WR’s legal counsel within four business days after the execution of this Letter Agreement. The sale and conveyance of the Credits is referred to as the “Transfer.” [*] shall inform the Internal Revenue Service of the transfer within two business days of the transfer. [*] shall use its best efforts to assist WR in exchanging the Credits for a Cusip number or other electronic evidence of the authenticity of the Credits. [*] also agrees to send an information packet containing all relevant information regarding the Credits to WR so that WR and its tax credit advisors can begin the monetization process.

2.	Upon execution of this Letter Agreement, WR agrees to form a new special purpose vehicle for the purposes of conducting the business of the JV (“NEWCO”) to be titled “White River Native CDFI LLC.”

3.	[*] represents and warrants to WR that (a) it is the tribal nominee of the [*]with respect to the Credits, (b) it has good and valid title to the Credits as nominee of the confidential Native American tribe, (c) it has the full power and authority to execute and deliver this letter Agreement and to perform its obligations under this Letter Agreement including, without limitation, the ability to transfer such Credits as nominee of [*] to WR free and clear of any liens or encumbrances, (d) no consent of any third party or any governmental authority (which includes the Treaties and laws which support [*] and benefit to the tribes) for [*] to assign the Credits to WR, (e) there in no action, suit investigation or proceeding of which [*] has written notice, pending or, to the knowledge of [*] threatened, that could materially affect the transfer of the credit from [*] to WR in an (f) [*] is an active entity in good standing in the state of it formation, and (g) upon consummation of the transactions contemplated hereby, WR shall have acquired good and marketable title to the Credits. WR, at its sole discretion and cost shall have the ability to seek an external legal opinion from tax counsel on the Credits after the execution of this Letter Agreement.

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4.	WR represents and warrants that (a) it is an active publicly traded company under the ticker symbol OTCQB: WTRV and in good standing in the State of Nevada and (b) has the full power and authority to execute and deliver this letter Agreement and to perform its obligations under this Letter Agreement including, without limitation, the issuance of the shares of restricted common stock to [*] contemplated in Section [12] below.

5.	WR will provide meeting minutes of the Board of Directors approval of this Letter Agreement within 2 business days of the execution of this Letter Agreement.

6.	By transferring the Credits to WR, [*] understands that WR will begin the process to monetize the Credits by either (1) selling all or a portion of the Credits (the “Credit Sales”) to either a broker or an external party with excess taxable income, or (2) using the Credits as collateral on its own balance sheet and pledging them towards a credit instrument such as a secured promissory note or secured line of credit (the “Credit Instrument”). The net proceeds that WR receives either by selling the Credits for cash or drawing cash off of a credit instrument is referred to as the “Monetization Proceeds.”

7.	Each of the parties hereto, upon the request of the other party hereto, whether before or after the Transfer and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Letter Agreement to maximize the Monetization Proceeds. The parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

8.	WR agrees to reimburse all reasonable and documented legal fees related to this JV or the Credits incurred by [*] from November 15, 2023 through the date of this Letter Agreement. Additionally, WR agrees to 100% of all legal fees incurred by the JV related to the monetization of the Credits.

9.	Upon execution of the Letter Agreement, WR agrees to form a new division called “White River Clean Energy” for future contemplated clean energy acquisitions.

10.	Upon execution of this Letter Agreement, subject to the satisfactory completion of its due diligence and receiving adequate Monetization Proceeds, WR agrees to use its commercially reasonable efforts to begin the process of achieving carbon-neutral status. Upon achieving carbon-neutral status, WR also agrees to use its commercially reasonable efforts to begin the process of achieving carbon-zero status.

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11.	Upon execution of the Letter Agreement, WR agrees to issue [*] 10,000,000 shares of WR’s restricted common stock which shall vest in accordance with following vesting schedule:

-	2,000,000 shares shall vest upon the establishment of the Credit Instrument or Credit Sales totaling at least $10,000,000 in net proceeds after broker-fees to Newco;
-	1,000,000 shares shall vest upon the completion of either the 1st draw of $100,000,000 in net proceeds by Newco off of the Credit Instrument or the 1st tranche in Credit Sales yielding at least $100,000,000 in net proceeds after broker-fees to Newco;
-	1,000,000 shares shall vest upon the completion of either the 2nd draw of $100,000,000 in net proceeds by Newco off of the Credit Instrument or the 2nd tranche in Credit Sales yielding at least $100,000,000 in net proceeds after broker-fees to Newco;
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1,000,000 shares shall vest upon the completion of either the 3rd draw of $100,000,000 in net proceeds by Newco off of the Credit Instrument or the 3rd tranche in Credit Sales yielding at least $100,000,000 in net proceeds after broker-fees to Newco;

-	1,000,000 shares shall vest upon the completion of either the 4th draw of $100,000,000 in net proceeds by Newco off of the Credit Instrument or the 4th tranche in Credit Sales yielding at least $100,000,000 in net proceeds after broker-fees to Newco;
-	1,000,000 shares shall vest upon the completion of either the 5th draw of $100,000,000 in net proceeds by Newco off of the Credit Instrument or the 5th tranche in Credit Sales yielding at least $100,000,000 in net proceeds after broker-fees to Newco;
-	1,000,000 shares shall vest upon the transfer of the 2nd tranche of $500,000,000 in Credits by [*] to Newco;
-	1,000,000 shares shall vest upon the transfer of the 3rd tranche of $500,000,000 in Credits by [*] to Newco; and
-	The remaining 1,000,000 shares shall vest upon the transfer of the 4th tranche of $500,000,000 in Credits by [*] to Newco.

12.	WR shall use the following guidelines to apply the use of proceeds (“Use of Proceeds”) from the first $500,000,000 in Monetization Proceeds, subject to the yield of net cash proceeds to WR from the Credits in the following order of priority:

(a) first, to payoff of all current and non-current tax liabilities on WR’s balance sheet (approximately $10,000,000);

(b) second, to fund potential acquisitions and other partnerships and joint ventures (up to $100,000,000);

(c) third, to purchase existing oil production including proven undeveloped reserves (“PUDS”) (up to $100,000,000);

(d) fourth, to fund drilling program to extract oil from WR oil and gas mineral leases (“OGMLs”) (up to $240,000,000); and

(e) fifth, to enter into midstream operations including crude oil storage tank farm and commodities trading (the remaining net proceeds estimated to be approximately $50,000,000).

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13.	The parties hereby agrees that the Operating Agreement of the NEWCO will contain the following terms and such other customary provisions to be negotiated by the parties:

-	WR shall be assigned 100% of the membership interests in the NEWCO
-	WR shall appoint the Manager of NEWCO
-	[*] shall receive 51% of the economic benefit in NEWCO
-	WR shall receive 80% of the net income after expenses in NEWCO, while [*] shall receive 20% of the net income after expenses in NEWCO
-	WR shall transfer WR’s net ownership in all assets acquired with Monetization Proceeds to NEWCO upon either purchase of the assets or the creation of the division order of working interests at the time of assignment of ownership in economically viable drilled oil wells
-	NEWCO shall be required to distribute 20% of the net profits after expenses on a quarterly basis within 2 business days after the end of the quarter via wire transfer to [*]
-	Within 2 business days after the monetization of all or a portion of the Credits by WR, NEWCO to perform a one-time prepaid distribution (the “Prepaid Funding”) to [*] in the amount of $500,000; Prepaid Funding to be amortized against future required distributions to [*] at a rate of $25,000 per quarter or 1/20 of the total amount over a 5 year period

14.	(a) If WR is able to monetize all or part of the Credits within 90 days of the signing of this Letter Agreement, then [*] hereby commits to sell and convey the following subsequent tranches of additional Credits to WR (the “Subsequent Transfers”):

-	No less than $1,000,000,000 in Credits to WR on or before March 31, 2024
-	No less than $2,000,000,000 in Credits to WR on or before June 30, 2024
-	No less than $4,000,000,000 in Credits to WR on or before September 30, 2024

(b) [*] shall bring down its representations and warranties with respect to the Subsequent transfers of any additional Credits and shall cause a similar legal opinion to be concurrently delivered with respect to such subsequent transfers.

15.	Within 90 days after the execution of this Letter Agreement, WR shall make its commercially reasonable efforts to launch a public works program (“Works Program”), to offer jobs, training, and education directed at [*] with a focus on Opportunity Zone areas.

16.	The responsibilities of WR and [*] as it pertains to the JV are the following:

-	WR to serve as the Manager of NEWCO
-	WR to either perform or fund the expenses related to outside service providers related to the finance, accounting, bookkeeping, legal, audit functions in NEWCO
-	WR to perform lead generation, mergers and acquisitions, and related due diligence towards deploying funds within NEWCO
-	WR to identify drilling projects, prospect, drill, complete, operate, and workover all oil wells
-	[*] to develop the strategic mission and direction of the Works Program; WR to execute the Works Program based on [*]’s direction
-	[*] to provide background information, support, and contacts related to the Credits to WR to expedite the monetization process

17.	Miscellaneous provisions. The parties agree to be bound by the miscellaneous provisions set for on Appendix A which are incorporated into this Letter Agreement and made a part hereof.

18.	In conjunction with signing this Letter Agreement, the parties also hereby agree to sign the mutual non-disclosure agreement (the “NDA”), a copy of which is attached as Appendix B to this Letter Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

WHITE RIVER ENERGY CORP	[*]

By:	By:
Randy May, Chairman & CEO	[*]

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